Exhibit 3

CRIIMI MAE INC.

ARTICLES SUPPLEMENTARY

CRIIMI MAE Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Under a power contained in paragraph (A) of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by resolution duly adopted at a meeting duly called and held on March 22, 2004, reclassified and designated 586,354 authorized but unissued shares of the Corporation’s Series F Redeemable Cumulative Dividend Preferred Stock and 1,244,656 authorized but unissued shares of the Corporation’s Series G Redeemable Cumulative Dividend Preferred Stock (collectively, the “Shares”) as authorized but unissued shares of the Corporation’s preferred stock, par value $0.01 per share (the “Preferred Stock”).

SECOND:  A description of the Preferred Stock is contained in paragraph (B) of Article V of the Charter.

THIRD:  The Shares have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH:  The undersigned Vice President and Acting General Counsel of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President and Acting General Counsel acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Vice President and Acting General Counsel, and attested to by its Secretary, on this 5th day of May, 2004.

ATTEST:	CRIIMI MAE INC.

/s/ Susan B. Railey	By:	/s/ Mark A. Libera	(SEAL)
Susan B. Railey		Mark A. Libera
Secretary		Vice President and Acting General Counsel